Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-261855) on Form S-1, (No. 333-249681) on Form S-8, and (No. 333-284165) on Form S-3 of our reports dated March 7, 2025, with respect to the consolidated financial statements of Guild Holdings Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
March 7, 2025